Exhibit 99.1

NEWS RELEASE DATED 12-18-2003

For Additional Information, Contact Robert O. Bratton, Chief Financial Officer (704) 688-4473 or Gregory S. Barton, Vice President (704) 688-4817

FOR IMMEDIATE RELEASE
December 18, 2003

First Charter Announces Prepayment of Selected Borrowings,
Increased Loan Growth, and Revised Earnings Estimates

Charlotte, North Carolina – First Charter Corporation (NASDAQ: FCTR) today announced an initiative to improve net interest margin and enhance future earnings by prepaying selected borrowings. With the current historically low interest rate environment, the Corporation believed it prudent to replace these fixed rate borrowings with substantially lower rate borrowings. The prepayment will result in increased noninterest expense due to the associated prepayment costs. In addition, the Corporation is increasing the provision for loan losses primarily due to increases in the loan portfolio. Consequently, fourth quarter 2003 earnings are expected to be below previous earnings guidance.

Prepayment of Selected Borrowings
The Corporation prepaid approximately $81 million in longer-term, fixed rate Federal Home Loan Bank advances that carried a weighted average rate of 6.19% and an average maturity of 6.4 years. The prepayment charge was $11.7 million. This action is estimated to result in lower interest expense of approximately $3.0 million or $0.07 per diluted share (after-tax) for 2004, thus improving the net interest margin.

Loan Growth
During the fourth quarter, organic loan growth is expected to be between $50 million and $75 million, slightly exceeding our October 2003 guidance. In addition, the Corporation continued purchasing participations of approximately $50 million of 1-4 family construction loans through a correspondent relationship. As a result, total loan growth is expected to be between $100 million to $125 million.

Provisions for Loan Losses
Primarily due to increases in the loan portfolio, the provision for loan losses for the fourth quarter is estimated to be between $3.25 million and $3.75 million compared to our October 2003 guidance of $1.75 and $2.75 million.

Professional Fees
Professional fees for the fourth quarter are estimated to be approximately $3.6 million compared to our October 2003 guidance of $2.8 million. The increase is primarily due to costs associated with consulting services to ensure compliance with Section 404 of the Sarbanes-Oxley Act and the revision of our procedures for compliance with the Bank Secrecy Act.

Earnings Impact
Based on the matters discussed in this release, the Corporation estimates a net loss for the quarter of $0.6 million to $1.2 million or $0.02 per share to $0.04 per share. The annual effective tax rate is estimated to be approximately 19 percent resulting in a quarterly tax benefit of approximately $2.0 million. Management will provide earnings guidance for the first quarter and full year of 2004 during its regularly scheduled conference call in January of 2004.

Corporate Profile
First Charter Corporation is a regional financial services company with assets of $4.1 billion and is the holding company for First Charter Bank. First Charter operates 53 financial centers, five insurance offices and 93 ATMs located in 17 counties throughout the piedmont and western half of North Carolina. First Charter also operates one mortgage origination office in Virginia. First Charter provides businesses and individuals with a broad range of financial services, including banking, financial planning, funds management, investments, insurance, mortgages and a full array of employee benefit programs. Additional information about First Charter can be found by visiting www.FirstCharter.com or by calling 1-800-601-8471. First Charter’s common stock is traded under the symbol “FCTR” on the NASDAQ National Market.

Forward Looking Statements
This news release contains forward looking statements with respect to the financial conditions and results of operations of First Charter Corporation. These forward looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, among others, the following possibilities: (1) assumptions used by management in estimating the allowance for loan losses and provision for loan losses differ from current expectations; (2) projected results in connection with the implementation of our business plan are lower than expected; (3) competitive pressure among financial services companies increases significantly; (4) costs or difficulties related to the integration of acquisitions or expenses in general are greater than expected; (5) general economic conditions, in the markets in which the company does business, are less favorable than expected; (6) risks inherent in making loans, including repayment risks and risks associated with collateral values, are greater than expected; (7) changes in the interest rate environment reduce interest margins and affect funding sources; (8) changes in market rates and prices may adversely affect the value of financial products; (9) legislation or regulatory requirements or changes thereto adversely affect the businesses in which the company is engaged; (10) regulatory compliance cost increases are greater than expected; (11) decisions to change the business mix of the company; and (12) strategic initiatives to increase revenues are not successfully implemented. For further information and other factors which could affect the accuracy of forward looking statements, please see First Charter’s reports filed with the SEC pursuant to the Securities Exchange Act of 1934 which are available at the SEC’s website (www.sec.gov) or at First Charter’s website (www.FirstCharter.com). Readers are cautioned not to place undue reliance on these forward looking statements, which reflect management’s judgments only as of the date hereof. The company undertakes no obligation to publicly revise those forward looking statements to reflect events and circumstances that arise after the date hereof.